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Exhibit 99(c)(10)

AMC Proposed Recapitalization

        The Series A Preferred Stockholders may be unwilling to convert their preferred stock before April 2006 because they would forego the cash dividends payable on the preferred until that time. For example, if the Series A Preferred Stock were converted on April 19, 2004, the undiscounted value of the foregone dividends would be $41.2 million.

        The Series A Preferred Stockholders may be unwilling to agree to the declaration of a cash dividend to the Class A and Class B common stockholders before conversion of the preferred because, before that time, the cash dividend payable to the preferred is the incremental dollar amount above the preferred's $20.6 million annual dividend.

IF THE BOARD DECLARED A DIVIDEND TO THE COMMON STOCKHOLDERS, EITHER AS AN ANNUAL DIVIDEND OR AN EXTRAORDINARY DIVIDEND, YIELDING(a)…	THEN THE PREFERRED STOCKHOLDERS WOULD RECEIVE, IN ADDITION TO THE $20.6 ANNUAL DIVIDEND, A DIVIDEND OF(b)…	HOWEVER, IF THE PREFERRED HAD CONVERTED INTO COMMON STOCK, THEN THOSE HOLDERS WOULD RECEIVE…	THE DIFFERENCE TO THE PREFERRED STOCKHOLDERS IS…
2.0% ($0.30 per share, $11m)	$0m	$13m ($0.30 per share)	$13m ($0.30 per share)
3.0% ($0.45 per share, $17m)	$0m	$19m ($0.45 per share)	$19m ($0.45 per share)
4.0% ($0.60 per share; $22m)	$5m ($0.12 per share)	$26m ($0.60 per share)	$21m ($0.48 per share)
5.0% ($0.75 per share; $28m)	$11m ($0.27 per share)	$32m ($0.75 per share)	$21m ($0.48 per share)
15.0% ($2.25 per share, $83m)	$75m ($1.76 per share)	$96m ($2.25 per share)	$21m ($0.48 per share)
25.0% ($3.75 per share, $138m)	$139m ($3.26 per share)	$160m ($3.75 per share)	$21m ($0.48 per share)
50.0% ($7.49 per share, $276m)	$299m ($7.01 per share)	$320m ($7.49 per share)	$21m ($0.48 per share)

(a)
Per share figures for closing stock price as of March 9, 2004 ($14.98) and Class A and Class B shares totaling 36.9 million

(b)
Reflects 42.7 underlying common shares at April 19, 2004

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  Exhibit 99(c)(10)